Exhibit 10.1

CONSULTING AGREEMENT

CONSULTING AGREEMENT dated this 20th day of June 2011 by and between Guess?, Inc. (the “Company”) and Maurice Marciano (“Marciano”).

WITNESSETH:

WHEREAS, Marciano serves as an executive Chairman of the Company’s Board of Directors (the “Board”) pursuant to that certain Amended and Restated Executive Employment Agreement dated as of December 18, 2008 (the “Employment Agreement”);

WHEREAS, Marciano desires to retire from his position as an officer and employee of the Company (but not as Chairman of the Board) at the end of the Company’s current fiscal year on January 28, 2012 (the effective date of such retirement is referred to as the “Retirement Date”) and to provide consulting services to the Company following the Retirement Date as the Board may reasonably consider appropriate; and

WHEREAS, the parties desire to set forth their respective rights and obligations regarding Marciano’s consulting arrangement.

NOW, THEREFORE, in consideration of the covenants set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Consulting Period.  On the Retirement Date, the Company agrees to retain Marciano as a consultant to provide the services described in Section 2 below from the Retirement Date until the second (2nd) anniversary of the Retirement Date (the “Consulting Period”), as provided in this Consulting Agreement.

2. Consulting Services.  Marciano shall provide such consulting services to the Company as reasonably requested by the Board from time to time; provided that Marciano and the Company agree that in no event will the Company require, nor will Marciano perform, a level of services during the Consulting Period that would result in Marciano not having a “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)) from the Company and its subsidiaries on the Retirement Date.  These services may include but are not limited to actively participating in major marketing or sales initiatives, performing any transition and integration services related to the Company’s business and cooperating with the Company regarding any litigation initiated involving matters of which Marciano has particular knowledge (the “Consulting Services”).  Marciano agrees to be available up to seven days per month during the Consulting Period to perform the Consulting Services.  The Consulting Services will be performed at such times as are reasonably requested by the Company after reasonable consultation with Marciano.  Marciano shall provide these services in Los Angeles, California, provided that Marciano shall be required to travel for business and client meetings as reasonably requested by the Company.

3. Fees.  As compensation for the Consulting Services, the Company shall pay Marciano five hundred thousand dollars ($500,000) per annum during the Consulting Period.  Fees shall be paid monthly in arrears by the 15th day of the following month.  Should Marciano die or become “disabled” (within the meaning of the Employment Agreement) during the Consulting Period, the Company shall make a lump sum cash payment to Marciano (or, in the event of his death, to his estate) of an amount equal to the remaining payments owed through the end of the Consulting Period, with such payment to be made as soon as practicable (but in all events within thirty (30) days) following the date of Marciano’s death or the date Marciano becomes “disabled.” Marciano shall not be entitled to participate, and shall not participate in, any employee benefit plan providing benefits to Company employees, whether presently in force or adopted subsequent to this Consulting Agreement, with respect to his Consulting Services.  Notwithstanding the foregoing, Marciano shall retain all compensation and benefits that continue past his Retirement Date pursuant to the terms of this Consulting Agreement, the Employment Agreement or otherwise, including, without limitation, his lifetime retiree medical benefits provided for under the Employment Agreement.  All reasonable and necessary business expenses incurred by Marciano in the performance of the Consulting Services shall be promptly reimbursed by the Company in accordance with the Company’s standard expense reimbursement policies applicable to independent contractors.  However, Marciano shall not be entitled to receive any home security or other perquisites or benefits (other than the provision of an automobile in a manner consistent with its past practice) following the Retirement Date.

4. FY 2012 Bonus.  Marciano shall receive an annual cash incentive bonus for the Company’s current fiscal year (fiscal 2012) (the “FY 2012 Bonus”) pursuant to the terms of the Employment Agreement and the Company’s Annual Incentive Bonus Plan (and, if appropriate, the Company’s 2004 Equity Incentive Plan), provided that the amount of the FY 2012 Bonus paid to Marciano shall not be less than Marciano’s Target Bonus (within the meaning of the Employment Agreement).  During the Consulting Period, Marciano shall not be eligible to participate in the Company’s annual bonus or other cash incentive compensation plans or programs, or to otherwise earn any bonus or cash incentive fees for the Consulting Services.

5. Equity Based Incentive Awards.  Marciano shall not be eligible to receive equity or other non-cash awards under the Company’s 2004 Equity Incentive Plan, any successor plan or otherwise with respect to his provision of the Consulting Services.  Notwithstanding anything to the contrary in the award agreements evidencing Marciano’s stock options, restricted stock awards or other equity awards that are currently outstanding and not otherwise vested or scheduled to vest in accordance with their terms on or before the Retirement Date (the “Outstanding Unvested Equity Awards”), any Outstanding Unvested Equity Awards shall not terminate or be forfeited on the Retirement Date so long as Marciano continues to serve on the Board immediately following the Retirement Date.  Instead, any Outstanding Unvested Equity Awards shall continue to become vested and exercisable based on Marciano’s continued service as a member of the Board, on the same basis as if he had remained an employee of the Company for the period of time he continues to serve on the Board, with each installment of such Outstanding Unvested Equity Awards becoming vested and exercisable on the applicable vesting date as long as Marciano continues to serve as a member of the Board through the applicable vesting date.  With respect to any Outstanding Unvested Equity Awards that are stock options, the date Marciano ceases to serve as a member of the Board shall be treated as Marciano’s “Severance Date” for purposes of the applicable award agreements, and Marciano will be considered to have retired from the Company on such Severance Date for purposes of such award agreements.  In addition, and notwithstanding anything to the contrary in the Employment Agreement, Marciano shall not be eligible to receive any performance share, stock option or other awards under the Company’s 2004 Equity Incentive Plan or any successor plan with respect to his employment by the Company during the Company’s current fiscal year (fiscal 2012).  For the avoidance of doubt, nothing in this Section 5 is intended as, nor shall be construed as, an amendment to the terms of any of Marciano’s stock options, restricted stock awards or other equity awards that are not Outstanding Unvested Equity Awards (i.e., equity awards that are currently vested or scheduled to vest in accordance with their terms on or before the Retirement Date).

6. Resignation.  Marciano hereby agrees to resign as an employee and officer of the Company and any affiliate or subsidiary of the Company, and from any board of directors, board of managers or similar positions (other than as a member of the Board) or employee benefit plan or other committee, effective as of the Retirement Date.  Marciano’s resignation as described above shall be treated as a termination of employment due to “Retirement” under the Employment Agreement; provided, however, that in no event shall such treatment in any way be interpreted to reduce or otherwise limit his rights as provided hereunder, including, but not limited to, full payment of his FY 2012 Bonus under Section 4 of this Consulting Agreement and continued rights with respect to Outstanding Unvested Equity Awards under Section 5 of this Consulting Agreement based on service with the Board.  The parties hereby agree that the Executive will have a “separation from service” (within the meaning of Section 409A) from the Company and its subsidiaries on the Retirement Date, and that payment of the Executive’s accrued benefits as of such date shall be made under the Guess?, Inc. Supplemental Executive Retirement Plan and the Guess?, Inc. Nonqualified Deferred Compensation Plan in accordance with the terms of each such plan and the Executive’s elections thereunder.

7. Non-Employee Director Compensation.  During the Consulting Period, Marciano shall be eligible to receive any compensation provided to the non-employee members of the Board pursuant to the Company’s generally applicable non-employee director compensation arrangements, and nothing in this Consulting Agreement shall limit Marciano’s rights to receive additional compensation for his services as a member of the Board following the Retirement Date.

8. Status.  Marciano acknowledges and agrees that his status at all times during the Consulting Period shall be that of an independent contractor.  Marciano hereby waives any rights to be treated as an employee or deemed employee of the Company or any of its affiliates for any purpose following his termination of employment at the Retirement Date except as provided under his Employment Agreement.  The parties hereby acknowledge and agree that the compensation provided for in Section 3 shall represent fees for Consulting Services provided by Marciano as an independent contractor, and shall be paid without any deductions or withholdings for taxes.  The Company may withhold from any and all amounts payable with respect to the FY 2012 Bonus and the Outstanding Unvested Equity Awards such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

9. Retained Property.  During the Consulting Period, Marciano shall retain all property of the Company in his possession, including, but not limited to, credit cards, security key cards, telephone cards, car service cards, computer software or hardware, Company identification cards, Company records and copies of records, correspondence and copies of correspondence and other books or manuals issued by the Company.

10. Assignability.  Marciano may not assign or transfer this Consulting Agreement or any of Marciano’s rights, duties or obligations hereunder.  The Company may assign this Consulting Agreement to any person or entity acquiring all or substantially all of the assets (by merger or otherwise) of the Company so long as such person, entity or affiliate assumes the Company’s obligations hereunder.

11. Entire Agreement.  This Consulting Agreement constitutes the full and complete understanding and agreement of the parties hereto with respect to engaging Marciano as a consultant to the Company on the Retirement Date.  This Consulting Agreement may not be changed or amended orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.  Marciano shall continue to be employed by the Company pursuant to the terms of the Employment Agreement until the Retirement Date.

12. Divisibility.  If any one or more of the provisions of this Consulting Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions and other application thereof shall not in any way be affected or impaired.

13. Applicable Law.  This Consulting Agreement shall be governed by, and the rights and obligations of the parties determined in accordance with, the laws of the State of California as in effect for contracts made and to be performed in the State of California.

14. Survival.  All of the Company’s obligations hereunder shall survive the termination of this Consulting Agreement.

15. Counterparts.  This Consulting Agreement may be executed in counterparts, each of which shall be deemed an original, all of which shall together constitute one and the same Consulting Agreement.  One or more counterparts of this Consulting Agreement may be delivered by facsimile or photographic copy of the signed counterpart, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

16. Section 409A.  It is intended that any amounts payable under this Consulting Agreement and the Company’s and Marciano’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A.  This Consulting Agreement shall be construed and interpreted consistent with that intent.  Any reimbursement payment due to Marciano under Section 3 shall be paid on or before the last day of Marciano’s taxable year following the taxable year in which the related expense was incurred.  Any reimbursement payment due to Marciano pursuant to Section 3 is not subject to liquidation or exchange for another benefit and the amount of such expenses eligible for reimbursement that Marciano receives in one taxable year shall not affect the expenses eligible for reimbursement that Marciano receives in any other taxable year.

IN WITNESS WHEREOF, the undersigned have duly executed this Consulting Agreement as of the day and year first above written.

MAURICE MARCIANO

/s/ Maurice Marciano

GUESS?, INC.

/s/ Dennis R. Secor

By:	Dennis R. Secor

Its:	Senior Vice President and
Chief Financial Officer